SUNCOAST EQUITY MANAGEMENT, LLC CODE OF ETHICS

INTRODUCTION
The Firm has adopted this code of ethics (the “Code of Ethics”) in compliance with Rule 204A-1 under the Advisers Act in order to specify the standard of conduct expected of its Associated Persons. The Firm will describe its Code of Ethics to clients in writing and, upon request, furnish clients with a copy of the Code of Ethics.
All Associated Persons of the Firm must comply with applicable federal securities laws. In particular, it is unlawful for the Firm and any Associated Person, by use of the mail or any means or instrumentality of interstate commerce, directly or indirectly:
•To employ any device, scheme or artifice to defraud any client or prospective client of the Firm;
•To engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client of the Firm; or
•To engage in any fraudulent, deceptive, or manipulative practice.
In adopting this Code of Ethics, the Firm recognizes that it, and its affiliated persons owe a fiduciary duty to the Firm’s client accounts and must (1) at all times place the interests of Firm clients first; (2) conduct personal securities transactions in a manner consistent with this Code of Ethics and avoid any abuse of a position of trust and responsibility; and (3) adhere to the fundamental standard that Associated Persons should not take inappropriate advantage of their positions. In addition, the Firm and its Associated Persons must comply with all applicable federal securities laws, which shall generally be explained in the Firm’s Compliance Manual. Associated Persons must report any violations of the Code of Ethics to the Firm’s Chief Compliance Officer. If the CCO is involved in the violation or is unreachable, supervised persons may report directly to the CCO’s Supervisor or other firm principal. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported include (but are not limited to):
•Noncompliance with applicable laws, rules, and regulations;
•Fraud or illegal acts involving any aspect of the firm’s business;
•Material misstatements in regulatory filings, internal books and records, clients records or reports;
•Activity that is harmful to clients, including fund shareholders;
•Deviations from required controls and procedures that safeguard clients and the firm; and
•Violations of the firm’s Code of Ethics.
No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

DEFINITIONS
“Access Person” means any supervised person of the Firm:
(i)Who has access to nonpublic information regarding any clients’ purchase or sale of securities;
(ii)Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic;
(iii)Because the Firm’s primary business is providing investment advice, all of the Firm’s directors, officers and partners are presumed to be access persons; or
(iv)Such other persons as the Chief Compliance Officer shall designate.
“Acquisition” or “Acquire” includes any purchase and the receipt of any gift or bequest of any Reportable Security.
“Affiliate Account” means, as to any Access Person, an Account:
(i)Of any Family Member of the Access Person;
(ii)For which the Access Person acts as a custodian, trustee or other fiduciary;
(iii)Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 nor registered under the Investment Company Act of 1940 (the “Company Act”) and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and
(iv)Of any Access Person of the Firm.
“Associated Person” of the Firm means any Access Person, and any employees, including independent contractors who perform advisory functions on behalf of the Firm.
“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
“Beneficial Ownership” means a direct or indirect “pecuniary interest” (as defined in Rule 16a- 1(a)(2) under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a Security. An Access Person is presumed to have Beneficial Ownership of any Family Member’s account.
“Client Account” means any account for which the Firm provides services, including investment advice and investment decisions.

“Control” has the same meaning as in section 2(a)(9) of the Company Act. Section 2(a)(9) defines “Control” as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.
“Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of Reportable Securities.
“Family Member” of an Access Person means:
(i)That person’s spouse or minor child who resides in the same household;
(ii)Any adult related by blood, marriage or adoption to the Access Person (a “relative”) who shares the Access Person’s household;
(iii)Any relative dependent on the Access Person for financial support; and
(iv)Any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to the possible conflicts of interest or appearances of impropriety this Code of Ethics is intended to prevent.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.
“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.
“Material Non-Public Information”
(i)Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company's securities, regardless of whether the information is directly related to the company’s business.
(ii)Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information found in reports filed with the Commission or appearing in publications of general circulation would be considered public information.
“Purchase or sale of a Security” includes, among other things, transactions in options to purchase or sell a Security.
“Reportable Security” means a Security as defined in the Code of Ethics, but does not include:
(i)Direct obligations of the Government of the United States;
(ii)Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments, including repurchase agreements;
(iii)Shares issued by money market funds;
(iv)Shares issued by other mutual funds; and

(v)Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds.
“Restricted Security” means any Security on the Firm’s Restricted Security List. In general, this list will include securities of public companies which are clients of the Firm, or whose senior management are clients of the Firm.
“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

PROHIBITED PURCHASES, SALES AND PRACTICES

Timing of Personal Transactions
No Access Person may purchase or sell, directly or indirectly, any Security in which the Access Person or an Affiliate Account has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership if the Access Person knows or reasonably should know that the Security, at the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any Client Account; or (ii) is being actively purchased or sold on behalf any Client Account.
If the Firm is purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account, no Access Person may effect a transaction in that Security prior to the client purchase/sale having been completed by the Firm, or until a decision has been made not to purchase/sell the Security on behalf of the Client Account.
All personal transactions effected by employees require pre-approval by the CCO using the “Trade Approval” form. This does not include transactions within a managed account where the employee has no direct influence as to the execution of those transactions. Trades in fixed income, mutual funds, and CD’s do not require prior approval at this time.

Improper Use of Information
No Access Person may use his or her knowledge about the securities transactions or holdings of a Client Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account. Any investment ideas developed by an Access Person must be made available to Client Accounts before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.
No Associated Person:

•while aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;
•shall disclose material nonpublic information about a company to any person except for lawful purposes;
•may purchase any Restricted Securities, found on the firm’s Restricted Securities List, as for as long as the publicly (or any member of its senior management) is a client of the Firm, unless expressly approved in advance by the Chief Compliance Officer.

Initial Public Offerings
No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.

Limited Offerings
No Access Person may acquire any securities in a Limited Offering without first obtaining pre- clearance and approval from the Chief Compliance Officer.

REPORTING
An Access Person must submit to the Chief Compliance Officer, on forms designated by the Chief Compliance Officer, the following reports as to all Reportable Securities holdings and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership:

Initial Holdings Reports
Not later than 10 days after an Access Person becomes an Access Person, a Certification and Holdings Report must be submitted with the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:
•The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
•The name of any broker, dealer or bank in which the Access Person maintains an account in which any securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and
•The date the report is being submitted by the Access Person.

Quarterly Reportable Securities Transaction Reports
Not later than 30 days after the end of each calendar quarter, a Transactions Report must be submitted for any transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition) during the calendar quarter of a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership including:

•The date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security;
•The nature of the transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition):
•The price of the Reportable Security at which the transaction was effected;
•The name of the broker, dealer or bank with or through which the transaction was effected; and
•The date the report is being submitted by the Access Person.

Annual Holdings Reports
At least once each twelve (12) month period by a date specified by the Chief Compliance Officer, a Certification and Holdings Report with the following information which must be current as of a date no more than 45 days prior to the date the report is submitted:
•The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
•The name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and
•The date the report is being submitted by the Access Person.

Exceptions From Reporting Requirements
An Access Person need not submit:
•Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control;
•A transaction report with respect to transactions effected pursuant to an automatic investment plan;
•A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place.

Disclaimer of Beneficial Ownership
Any report submitted by an Access Person in accordance with this Code of Ethics may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates. The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this Code of Ethics.

Annual Certification of Compliance
Each Access Person must submit annually, a Certification and Holdings Report by a date specified by the Chief Compliance Officer, that the Access Person:
•Has received, read and understand this Code of Ethics and recognizes that the Access Person is subject to the Code of Ethics;
•Has complied with all the requirements of this Code of Ethics; and
•Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code of Ethics to be disclosed or reported.

CONFIDENTIALITY

Non-Disclosure of Confidential Information
No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Client Account. In addition, no Associated Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the Chief Compliance Officer. These provisions shall continue in full force and effect after termination of the Associated Persons relationship with the Firm, regardless of the reason for such termination.

Confidentiality of Information in Access Persons’ Reports
All information obtained from any Access Person under this Code of Ethics normally will be kept in strict confidence by the Firm. However, reports of transactions and other information obtained under this Code of Ethics may be made available to the Commission, any other regulatory or self- regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm. Furthermore, in the event of violations or apparent violations of the Code of Ethics, information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Client Account affected by the violation.

SANCTIONS
Upon determining that an Access Person has violated this Code of Ethics, the Firm’s Chief Compliance Officer or his or her designee, may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the Access Person’s position or relationship with the Firm or referral to civil or criminal authorities.

DUTIES OF THE CHIEF COMPLIANCE OFFICER

Identifying and Notifying Access Persons
The Chief Compliance Officer will identify each Access Person and notify each Access Person that the person is subject to this Code of Ethics, including the reporting requirements.

Providing Information to Access Persons
The Chief Compliance Officer will provide advice, with the assistance of counsel, about the interpretation of this Code of Ethics.

Revising the Restricted Securities List
The Chief Compliance Officer shall ensure that the Restricted Securities List is updated as necessary.

Reviewing Reports
The Chief Compliance Officer will review the reports submitted by each Access Person to determine whether there may have been any transactions prohibited by this Code of Ethics.

Maintaining Records
In its books and records, the Firm shall maintain all documents related to the Code of Ethics including:
•A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five years;
•A record of any violation of the Code of Ethics, and of any action taken as a result of the violation;
•A record of all written acknowledgments for each person who is currently, or within the past five years was, an Associated Person of the Firm;
•A record of each Access Person report described in the Code of Ethics;
•A record of the names of persons who are currently, or within the past five years were, Access Persons; and
•A record of any decision and the reasons supporting the decision, to approve the acquisition of beneficial ownership in any security in an initial public offering or limited offering, for at least five years after the end of the fiscal year in which the approval was granted.

Compliance and Review of the Chief Compliance Officer
The Chief Compliance Officer must comply with the Code of Ethics, including obtaining pre- clearance for certain activities and submitting any required forms and/or reports. The Chief Operations Officer or his or her designee shall be responsible for all of the duties otherwise performed by the Chief Compliance Officer with regard to ensuring the compliance of the Chief Compliance Officer.

INSIDER TRADING POLICY
Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. Given the size and nature of work performed at the Firm, it is highly unlikely an employee or owner would possess material, non-public information. However, the following information is provided to educate employees on the subject of “insider trading” and to provide them with proper guidance in the event they suspect any improper activity.
Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. Historically, securities laws have been interpreted to prohibit the following activities:
•Trading by an insider while in possession of material non-public information; or
•Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or
•Communicating material non-public information to others in breach of a fiduciary duty.
The Firm’s Insider Trading Policy applies to all of its employees. Any questions should be directed to the CCO.
Whom Does the Policy Cover?
This policy covers all of the Firm’s employees (“covered persons”) as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership.
What Information is Material?
Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.
Advance knowledge of the following types of information is generally regarded as “material”:
•Dividend or earnings announcements

•Write-downs or write-offs of assets
•Additions to reserves for bad debts or contingent liabilities
•Expansion or curtailment of company or major division operations
•Merger, joint venture announcements
•New product/service announcements
•Discovery or research developments
•Criminal, civil and government investigations and indictments
•Pending labor disputes
•Debt service or liquidity problems
•Bankruptcy or insolvency problems
•Tender offers, stock repurchase plans, etc.
•Recapitalization
Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.
Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.
What Information is Non-Public?
In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.
Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.
The Firm’s employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip”

made to the employee makes him a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.
The “benefit” is not limited to a present or future monetary gain; it could be a professional (e.g. reputation related) benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.
Penalties for Trading on Insider Information
Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.
Procedures to Follow if an Employee Believes that he/she Possesses Material, Non-Public Information
If an employee has questions as to whether they are in possession of material, non-public information, they must inform the CCO as soon as possible. From this point, the employee, and Compliance Officer will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.
Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:
•Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.
•Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.
•Shall immediately report the potential receipt of non-public information to the CCO.
•Shall not proceed with any suspected improper research, trading, etc. until the CCO informs the employee of the appropriate course of action.